Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Orbsat Corp.

Aventura, FL

We hereby consent to the reference to our firm under the caption “Experts” and the use of our report dated March 29, 2019 (except for the effect of reverse stock split discussed in Note 10 to the consolidated financial statements, for which the date is January 16, 2020), which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, on the financial statements of Orbsat Corp. (FKA: Orbital Tracking Corp.), which appears in this Registration Statement on Form S-1.

/s/ RBSM LLP
RBSM LLP
Henderson, Nevada

January 24, 2020